Exhibit 99.1

CONKWEST, SORRENTO AND NANTWORKS ANNOUNCE PRESENTATION AT THE 33RD ANNUAL J. P. MORGAN HEALTHCARE CONFERENCE BY DR. PATRICK SOON-SHIONG

San Diego, CA – Jan. 6, 2015 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and Conkwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, announced today that Dr. Patrick Soon-Shiong, NantWorks founder, physician scientist and biotechnology entrepreneur, is scheduled to present details about Conkwest’s Neukoplast technology platform and the exclusive partnership among Sorrento, Conkwest and NantWorks to develop and commercialize “CAR.TNK” (Chimeric Antigen Receptor Tumor-attacking Neukoplast) Cell Lines, the next-generation “off-the-shelf” adoptive cancer immunotherapy.

Details of the partnership will be presented at the NantOmics presentation at the following time and place:

Event:	33rd Annual J. P. Morgan Healthcare Conference
Topic:	NantOmics, Neukoplast and CAR.TNK
When:	Thursday, January 15, 2015 at 9:30 AM – 10:00 AM PST
Where:	Elizabethan D, Westin St. Francis Hotel, San Francisco, CA

Dr. Soon-Shiong is Executive Chairman of the Board for Conkwest and the largest shareholder of both Conkwest and Sorrento.

About NantWorks

NantWorks, LLC, founded by renowned physician scientist and inventor of the first human nanoparticle chemotherapeutic agent Abraxane®, Dr. Patrick Soon-Shiong, is the umbrella organization for the following entities: NantHealth, NantMobile, NantMedia, NantOmics, NantBioScience, NantBioCell, NantPharma, NantCapital and NantCloud. Fact-based and solution-driven, each of NantWorks’ division entities operates at the nexus of innovation and infrastructure. The core mission of NantWorks is convergence: to develop and deliver a diverse range of technologies that accelerates innovation, broaden the scope of scientific discovery, enhance groundbreaking research, and improve healthcare treatment for those in need. NantWorks is building an integrated fact-based, genomically-informed, personalized approach to the delivery of care and the development of next generation diagnostics and therapeutics.

About Conkwest

Conkwest is an innovative immuno-oncology company that is developing and commercializing a portfolio of highly potent and selective cellular therapies for the treatment of cancers and serious viral infections. Conkwest’s products are based on its proprietary cancer-killing cell line, Neukoplast (also known as NK-92) – the only known cell line that can be commercialized as a direct, scalable, off-the-shelf, cancer-killing product. Neukoplast recognizes, binds and directly kills cells expressing stress ligands such as LFA-3, Heparin Sulfate, ICAM-1 and other stress induced proteins commonly found on cancers and virally infected cells. It has demonstrated broad anti-cancer activity both in vitro and in human clinical trials while sparing patients from the serious adverse reactions often seen with CAR-T based therapies. Cancer patients have been treated in phase I clinical trials at RUSH University, University Frankfurt am Main/Germany, Princess Margaret Hospital and University of Pittsburgh Cancer Institute. Preparations for the first U.S. phase II trial in Merkel Cell Carcinoma are currently underway. Conkwest’s universal antibody-targeted CD16-Neukoplast, a re-engineered product which expresses both the high-affinity version of FcgammaR3 (CD16) and ER-IL2 to efficiently bind and amplify the potency of broad spectrum therapeutic monoclonal antibodies such as Rituxan®, Herceptin® and Erbitux®, is presently in the preclinical stage of development. Conkwest also commercializes Neukopanel®, an NK-92 based bioassay panel for the screening and qualification of therapeutic monoclonal antibody products, with revenue bearing licenses to many well-known large pharma and biotechnology companies.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugates (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and CAR.TNK™ cells.

The company recently signed a definitive agreement with NantWorks to form a global joint venture – “The Immunotherapy Antibody JV” company- to focus on next generation cancer and autoimmune diseases immunotherapies. Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation

CAR.TNK immunotherapies for the treatment of cancer. The CAR.TNK technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Under the terms of the agreement, Sorrento and Conkwest will establish an exclusive global strategic collaboration focused on accelerating the development of CAR.TNK cell lines for the treatment of hematological malignancies as well as solid tumors. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK cell line products.

NantWorks Contact:

Jen Hodson

NantWorks

jhodson@NantWorks.com

(562) 397-3639

Sorrento Contact:

George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

(661) 607-4057

Conkwest Contact:

Bruce Voss

LHA

bvoss@lhai.com

(310) 691-7100

G-MAB, TNK, CAR.TNK are trademarks owned by Sorrento Therapeutics, Inc.

Neukoplast, Neukopanel and NK-92 are trademarks owned by Conkwest, Inc.